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                                                                   EXHIBIT 10.20

                         EMPLOYMENT CONTINUITY AGREEMENT

         THIS AGREEMENT, dated as of March 3, 2003 (the "Agreement Date"), is made by and between LendingTree, Inc. (the "Company"), a Delaware corporation, and Eric Cunliffe (the "Executive").

                                    ARTICLE I
                                    PURPOSES

         The Board of Directors of the Company (the "Board") has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued services of the Executive, despite the possibility or occurrence of a Change in Control of the Company. The Board believes that this objective may be achieved by giving key management employees assurances of financial security in case of a pending or threatened Change in Control, so that they will not be distracted by personal risks and will continue to devote their full time and best efforts to the performance of their duties. The Company and the Executive enter into this Agreement to induce the Executive to remain an employee of the Company and to continue to devote Executive's full energy to the Company's affairs. This Agreement is not intended to provide the Executive with any right to continued employment with the Company, except in the event of a Change of Control of the Company and subject to the provisions of this Agreement. The effect of this Agreement on other agreements is explained in
Article IX below.

                                   ARTICLE II
                               CERTAIN DEFINITIONS

         When used in this Agreement, the terms specified below shall have the following meanings:

         2.1 "Agreement Term" means the period commencing on the Agreement Date, as set forth above, and ending on the date of the Executive's termination of employment with the Company if such termination of employment occurs prior to the Effective Date. The Agreement Term shall also include the Employment Period. Notwithstanding anything in this Agreement to the contrary, if a Change in Control occurs and the Executive's employment with the Company had terminated prior to the date on which the Change in Control occurs, and if it is reasonably demonstrated by the Executive that such termination of employment (a) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control, or (b) otherwise arose in connection with or in anticipation of a Change in Control, then for all purposes of this Agreement, the "Effective Date" shall mean the date immediately prior to the date of such termination of employment.

         2.2      "Accrued Obligation." See Section 5.4(a).

         2.3      "Annual Base Salary." See Section 3.3(a).

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         2.4      "Annual Bonus." See Section 3.3(b).

         2.5      "Cause." See Section 4.3.

         2.6 "Change in Control" means (i) the acquisition by any Person of shares of the Company's stock representing more than 50.0% of the total voting power of the Company; (ii) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company's stockholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; (iii) any merger, share exchange, consolidation or other reorganization or business combination in which the Company is not the surviving or continuing corporation or in which the Company's stockholders do not control greater than 50.0% of the voting power of the surviving or continuing corporation, or in which the Company's stockholders become entitled to receive cash, securities of the Company other than voting common stock, or securities of another issuer; or (iv) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets, other than a sale or disposition by the Company of all or substantially all of the Company's assets to an entity, at least 50.0% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale. For purposes of this Section, the term "Person" shall have the meaning given in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include: (i) the Company or any of its subsidiaries; (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its affiliates; (iii) an underwriter temporarily holding securities pursuant to an offering of such securities; or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

         2.7      "Code" means the Internal Revenue Code of 1986, as amended.

         2.8      "Disability." See Section 4.1.

         2.9      "Disability Effective Date." See Section 4.1

         2.10 "Effective Date" means the first date during the Agreement Term on which a Change in Control occurs.

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         2.11     "Employment Period" means the period commencing on the
Effective Date and ending on the first anniversary of such date.

         2.12     "Incentive Plans." See Section 3.2(a)(i).

         2.13     "Performance Period." See Section 3.3(b).

         2.14     "Plans." See Section 3.3(c).

         2.15 "Prior Year Annual Bonus" means the total amount of the annual bonus that was paid to the Executive during the twelve-month period immediately preceding the Effective Date, or which is payable with respect to that period.

         2.16 "Termination Date" means the date of termination of the Executive's employment; provided, however, that if the Executive's employment is terminated by reason of Disability, then the Termination Date shall be the Disability Effective Date (as defined in Section 4.1).

         2.17     "Welfare Plans." See Section 3.3(d).

                                   ARTICLE III
                               TERMS OF EMPLOYMENT

         3.1      Position and Duties.

                  (a) The Company hereby agrees to continue the Executive in its employ during the Employment Period and, subject to Article IV of this Agreement, the Executive agrees to remain in the employ of the Company subject to the terms and conditions hereof.

                  (b) During the Employment Period, the Executive (i) will devote his knowledge, skill and best efforts on a full-time basis to performing his duties and obligations to the Company (with the exception of absences on account of illness or vacation in accordance with the Company's policies and civic and charitable commitments not involving a conflict with the Company's business), (ii) will comply with the directions and orders of the Board of Directors, the Chief Executive Officer or other superior officer of the Company with respect to the performance of his duties, and (iii) will comply with the provisions of Article XI.

         3.2      Treatment of Outstanding Incentive Awards.

                  (a) If the Executive has completed twelve (12) consecutive months of employment with the Company as of the Effective Date,

                           (i)      the Executive shall become vested in any and
all stock option awards granted to the Executive under the Company's 1997 Stock Option Plan, 1998 Stock Option Plan, 1999 Stock Incentive Plan, Amended and Restated 1999

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         Stock Incentive Plan of LendingTree, Inc., the 2001 Stock Incentive
         Plan of LendingTree, Inc., the Amended and Restated 2001 Stock Incentive Plan of LendingTree, Inc., and any similar plan or arrangement of the Company ("Incentive Plans") which have not yet become vested and exercisable pursuant to the terms of such Incentive Plans as of the Effective Date, and such stock option awards shall remain exercisable until the applicable option expiration date (the stock options and portions of stock options that become vested and exercisable pursuant to this Section 3.2(a)(i) shall be referred to as the "Accelerated Options"), and

                           (ii) all forfeiture conditions that as of the Effective Date are applicable to any restricted stock, phantom stock unit, stock bonus, or other stock based award granted to the Executive by the Company pursuant to the Incentive Plans shall lapse immediately.

For example, assume that the Executive has been granted stock options covering 100,000 shares pursuant to the Incentive Plans. Immediately prior to the Effective Date, stock options relating to 40,000 of these shares are fully vested and exercisable, and stock options relating to 60,000 of these shares are not yet vested or exercisable. On the Effective Date, stock options relating to the 30,000 of the shares that are not yet vested or exercisable will become fully vested and exercisable pursuant to the terms of the Incentive Plans. If the Executive has completed twelve (12) consecutive months of employment with the Company as of the Effective Date, the stock options relating to 30,000 remaining shares that are not yet vested or exercisable will become fully vested and exercisable as of the Effective Date pursuant to the terms of this Section 3.2(a).

                  (b) Notwithstanding the provisions of Section 3.2(a)(i), the Board may, in its discretion, replace the Accelerated Options with common stock of the Company equal in value to the Accelerated Options, or with equivalent value. Any such replacement or determination of value shall be made by the Board in good faith.

                  (c) An Executive's vacation(s) and authorized leave(s) of absence shall be considered "employment with the Company" for purposes of determining whether the Executive has completed twelve (12) consecutive months of employment with the Company as of the Effective Date, for purposes of this
Section 3.2.

         3.3      Compensation.

                  (a) Base Salary. During the Employment Period, the Executive shall receive an annual base salary ("Annual Base Salary"), which shall be paid at a monthly rate at least equal to twelve times the highest monthly base salary paid or payable (including any base salary which has been earned but deferred) to the Executive by the Company in respect of the twelve-month period immediately preceding the month in which the Effective Date occurs. During the Employment Period, the Annual Base Salary shall be reviewed no more than 12 months after the last salary increase awarded to the Executive prior to the Effective Date, and shall be increased at any time and from

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time to time as shall be substantially consistent with increases in base salary awarded to other peer Executives of the Company. Annual Base Salary shall not be reduced after any such increase unless such reduction is part of a policy, program or arrangement applicable to peer Executives of the Company and of any successor entity, and the term Annual Base Salary as used in this Agreement shall refer to Annual Base Salary as so adjusted.

                  (b) Annual Bonus. In addition to Annual Base Salary, the Company shall grant or cause to be granted to the Executive a bonus award opportunity (the "Annual Bonus") for each Performance Period which ends during the Employment Period. "Performance Period" means each period of time designated in accordance with any annual incentive award arrangement which is based upon performance. The Executive's target and maximum Annual Bonus with respect to any Performance Period shall not be less than the largest target and maximum annual incentive award payable with respect to the Executive under the Company's annual incentive program as in effect during the twelve-month period immediately preceding the Effective Date.

                  (c) Incentive, Savings and Retirement Plans. During the Employment Period, the Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs ("Plans") applicable generally to other peer Executives of the Company, but in no event shall such Plans provide the Executive with incentives or savings and retirement benefits which, in each case, are less favorable, in the aggregate than the greater of (i) those provided by the Company for the Executive under such Plans as in effect at any time during the 90-day period immediately preceding the Effective Date, or (ii) those provided generally at any time after the Effective Date to other peer Executives of the Company. The Plans shall include both tax-qualified retirement plans and nonqualified retirement plans.

                  (d) Welfare Benefit Plans. During the Employment Period, the Executive and/or the Executive's family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs including, but not limited to, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance benefits ("Welfare Plans"), but in no event shall such Welfare Plans provide the Executive with benefits which are less favorable, in the aggregate than the greater of (i) those provided by the Company for the Executive under such Welfare Plans as were in effect at any time during the 90-day period immediately preceding the Effective Date, or (ii) those provided generally at any time after the Effective Date to other peer Executives of the Company.

                  (e) Other Employee Benefits. During the Employment Period, the Executive shall be entitled to other employee benefits and perquisites in accordance with the most favorable plans, practices, programs and policies of the Company, as in effect with respect to the Executive at any time during the 90-day period immediately preceding the Effective Date, or if more favorable, as in effect generally with respect to other peer Executives of the Company. These other employee benefits and perquisites include, but

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are not limited to, vacation, use of a Company car, parking benefits, financial planning services, and one (1) month of paid sabbatical following completion of three (3) full years of employment with the Company.

                  (f) Subsidiaries. To the extent that immediately prior to the Effective Date, the Executive has been on the payroll of, and participated in the incentive or employee benefit plans of, a subsidiary of the Company, the references to the Company contained in Sections 3.3(a) through 3.3(e) and the other Sections of this Agreement referring to benefits to which the Executive may be entitled shall be read to refer to such subsidiary.

                                   ARTICLE IV
                            TERMINATION OF EMPLOYMENT

         4.1 Disability. During the Employment Term, the Company may terminate the Executive's employment upon the Executive's Disability. The Executive's employment shall terminate effective on the 30th day (the "Disability Effective Date") after the Executive's receipt of written notice of termination from the Company unless, before the Disability Effective Date, the Executive shall have resumed the full-time performance of the Executive's duties. "Disability" means a condition, resulting from bodily injury or disease, that renders, and for a six consecutive month period has rendered, the Executive unable to perform substantially the duties pertaining to his employment with the Company. A return to work of less than 14 consecutive days will not be considered an interruption in the Executive's six consecutive months of disability. Disability will be determined by the Company on the basis of medical evidence satisfactory to the Company.

         4.2 Death. The Executive's employment shall terminate automatically upon the Executive's death during the Employment Term.

         4.3 Cause. The Company may terminate the Executive's employment during the Employment Period for Cause. For purposes of this Agreement, "Cause" means (a) fraud or material misappropriation with respect to the business or assets of the Company, (b) persistent refusal or willful failure of the Executive to perform substantially his duties and responsibilities to the Company, which continues after the Executive receives notice of such refusal or failure, (c) conviction of a felony or crime involving moral turpitude, or (d) the use of drugs or alcohol that interferes materially with the Executive's performance of his duties.

         4.4 Constructive Termination. The Executive may terminate the Executive's employment for Constructive Termination at any time during the Employment Period. "Constructive Termination" means any material breach of this Agreement by the Company during the Employment Period, including:

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                  (a)      the failure to maintain the Executive in the office
or position, or in a substantially equivalent office or position, held by the Executive immediately prior to the Effective Date;

                  (b) a material adverse alteration in the nature or scope of the Executive's position, duties, functions, responsibilities or authority as compared to the nature or scope immediately prior to the Effective Date;

                  (c) any failure by the Company to provide the Executive with the compensation and benefits described in Section 3.3, including any reduction of the Executive's Annual Base Salary in violation of Section 3.3(a);

                  (d) the failure of any successor to the Company to assume this Agreement;

                  (e) a relocation of more than 50 miles of (i) the Executive's workplace, or (ii) the principal offices of the Company (if such offices are the Executive's workplace), in each case without the consent of the Executive; or

         An act or omission shall not constitute Constructive Termination unless
(1) the Executive gives written notice to the Company indicating that the Executive intends to terminate employment under this Section 4.4; (2) the Executive's voluntary termination occurs within 60 days after the Executive knows or reasonably should know of an event described above, or within 60 days after the last in a series of such events, and (3) the Company has failed to remedy the event described above, as the case may be, within 30 days after receiving the Executive's written notice. If the Company remedies the event described above, as the case may be, within 30 days after receiving the Executive's written notice, the Executive may not terminate employment under this Section 4.4 on account of the event specified in the Executive's notice.

                                    ARTICLE V
                   OBLIGATIONS OF THE COMPANY UPON TERMINATION

         5.1 If by the Executive for Constructive Termination or by the Company Other Than for Cause or Disability. If, during the Employment Period, the Company shall terminate the Executive's employment other than for Cause or Disability, or if the Executive shall terminate employment for Constructive Termination, the Company's obligations to the Executive shall be as follows:

                  (a) The Company shall, within 30 business days of such termination of employment, pay the Executive a cash payment equal to the sum of the following amounts:

                           (i) to the extent not previously paid, the Annual Base Salary and any accrued paid time off through the Termination Date;

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                           (ii)     an amount equal to the product of (i) the
         target Annual Bonus (as defined in Section 3.3(b)) for the Performance Period which the Termination Date occurs multiplied by (ii) a fraction, the numerator of which is the number of days actually worked during such Performance Period, and the denominator is the total number of days included in the Performance Period; and

                           (iii) all amounts previously deferred by the Executive under any nonqualified deferred compensation plan sponsored by the Company, together with any accrued earnings thereon, and not yet paid by the Company.

                  (b) The Company shall, within 30 business days of such termination of employment, pay the Executive a cash payment equal to the sum of the Executive's Annual Base Salary and the Prior Year Annual Bonus.

                  (c) For a period of one (1) year following the Termination Date, the Company shall continue to provide to the Executive and the Executive's family welfare benefits which are at least as favorable as those provided under the most favorable Welfare Plans of the Company applicable (i) with respect to the Executive and his family during the 90-day period immediately preceding the Termination Date, or (ii) with respect to other peer Executives and their families during the Employment Period. In determining benefits under such Welfare Plans, the Executive's annual compensation attributable to base salary and incentives for any plan year or calendar year, as applicable, shall be deemed to be not less than the Executive's Annual Base Salary and Prior Year Annual Bonus. The cost of the welfare benefits provided under this Section 5.1(c) shall not exceed the cost of such benefits to the Executive immediately before the Termination Date or, if less, the Effective Date. Notwithstanding the foregoing, if the Executive obtains comparable coverage under any Welfare Plans sponsored by another employer, then the amount of coverage required to be provided by the Company hereunder shall be reduced by the amount of coverage provided by such other employer's Welfare Plans. The Executive's rights under this Section shall be in addition to and not in lieu of any post-termination continuation coverage or conversion rights the Executive may have pursuant to applicable law, including, without limitation, continuation coverage required by Section 4980B of the Code.

                  (d) In lieu of continuing welfare benefits for the Executive and the Executive's family in the manner described in Section 5.1(c) above, the continuing Company may in its discretion elect to pay the Executive, within 30 business days of the Termination Date, a cash payment equal to a reasonable estimate of the after-tax value to the Executive and the Executive's family of the welfare benefits that would have been continued pursuant to
Section 5.1(c) above. If the Company elects to make the payment described in this Section 5.1(d), the Company shall not be obligated to continue to provide to the Executive and the Executive's family welfare benefits described in
Section 5.1(c) above

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         5.2      If by the Company for Cause. If the Company terminates the
Executive's employment for Cause during the Employment Period, this Agreement shall terminate without further obligation by the Company to the Executive, other than:

                  (a) the obligation immediately to pay the Executive in cash the Executive's Annual Base Salary through the Termination Date, plus any accrued paid time off, in each case to the extent not previously paid, and

                  (b) the Executive's rights to benefits under the terms of any of the Plans, Welfare Plans and other employee benefit programs in which the Executive was participating immediately prior to the Termination Date, pursuant to Sections 3.3(c) through (e).

         5.3 If by the Executive Other Than for Constructive Termination. If the Executive terminates employment during the Employment Period other than for Constructive Termination, Disability or death, this Agreement shall terminate without further obligation by the Company to the Executive, other than:

                  (a) the obligation immediately to pay the Executive in cash the Executive's Annual Base Salary through the Termination Date, plus any accrued paid time off, in each case to the extent not previously paid, and

                  (b) the Executive's rights to benefits under the terms of any of the Plans, Welfare Plans and other employee benefit programs in which the Executive was participating immediately prior to the Termination Date, pursuant to Sections 3.3(c) through (e).

         5.4 If by the Company for Disability. If the Company terminates the Executive's employment by reason of the Executive's Disability during the Employment Period, this Agreement shall terminate without further obligation to the Executive, other than:

                  (a) the Company shall pay the Executive in cash all amounts specified in Sections 5.1(a)(i), (ii), (iii) and 5.1(b), in each case, to the extent unpaid as of the Termination Date (such amounts collectively, the "Accrued Obligations"),

                  (b) the Executive's rights to benefits under the terms of any of the Plans, Welfare Plans, and other employee benefit programs in which the Executive was participating immediately prior to the Termination Date, pursuant to Sections 3.3(c) through (e).

         5.5 If upon Death. If the Executive's employment is terminated by reason of the Executive's death during the Employment Period, this Agreement shall terminate without further obligation to the Executive's legal representatives under this Agreement, other than:

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                  (a)      the obligation immediately to pay the Executive's
estate or beneficiary in cash all Accrued Obligations (as defined in Section 5.4), and

                  (b) the rights of the Executive's legal representatives to benefits under the terms of any of the Plans, Welfare Plans, and other employee benefit programs in which the Executive was participating immediately prior to the Termination Date, pursuant to Sections 3.3(c) through (e).

                                   ARTICLE VI
                              EXPENSES AND INTEREST

         6.1 Legal Fees and Other Expenses. The Company will pay all reasonable fees and expenses, if any, (including, without limitation, legal fees and expenses) that are incurred by the Executive to enforce this Agreement and that result from a breach of this Agreement by the Company.

         6.2 Interest. If the Company does not pay any amount due to the Executive under this Agreement within three days after such amount became due and owing, interest shall accrue on such amount from the date it became due and owing until the date of payment at a annual rate equal to 200 basis points above the base commercial lending rate published in The Wall Street Journal in effect from time to time during the period of such nonpayment.

                                   ARTICLE VII
                    NO ADVERSE EFFECT ON POOLING OF INTERESTS

         Any benefits provided to the Executive under this Agreement may be reduced or eliminated to the extent necessary, in the reasonable judgment of the Board, to enable the Company to account for a merger, consolidation or similar transaction as a pooling of interests; provided that (i) the Board shall have exercised such judgment and approved the reduction by a vote of at least two-thirds (2/3) of the directors then in office, (ii) the Board shall have given the Executive written notice thereof prior to the Effective Date and (iii) the determination of the Board shall be supported by the Company's independent auditors.

                                  ARTICLE VIII
                            NO SET-OFF OR MITIGATION

         8.1 No Set-off by Company. The Executive's right to receive when due the payments and other benefits provided for under this Agreement is absolute, unconditional and subject to no set-off, counterclaim or legal or equitable defense. Any claim which the Company may have against the Executive, whether for a breach of this Agreement or otherwise, shall be brought in a separate action or proceeding and not as part of any action or proceeding brought by the Executive to enforce any rights against the Company under this Agreement.

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         8.2      No Mitigation. The Executive shall not have any duty to
mitigate the amounts payable by the Company under this Agreement by seeking new employment following termination. Except as specifically otherwise provided in this Agreement, all amounts payable pursuant to this Agreement shall be paid without reduction regardless of any amounts of salary, compensation or other amounts which may be paid or payable to the Executive as the result of the Executive's employment by another employer.

                                   ARTICLE IX
                            NON-EXCLUSIVITY OF RIGHTS

         9.1 Waiver of Other Severance Rights. To the extent that payments are made to the Executive pursuant to Section 5.1 of this Agreement, the Executive hereby waives the right to receive benefits under any plan or agreement (including an offer of employment or employment contract) of the Company or its subsidiaries which provides for severance benefits. However, no waiver of severance benefits under another plan or agreement shall take effect pursuant to this Agreement until the Effective Date.

         9.2 Other Rights. Except as provided in Section 10.1, this Agreement shall not prevent or limit the Executive's continuing or future participation in any benefit, bonus, incentive or other plans provided by the Company or any of its subsidiaries and for which the Executive may qualify, nor shall this Agreement limit or otherwise affect such rights as the Executive may have under any other agreements with the Company or any of its subsidiaries. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under the terms of any plan or program of the Company or any of its subsidiaries and any other payment or benefit required by law at or after the Termination Date shall be payable in accordance with such plan, program or applicable law except as expressly modified by this Agreement.

                                    ARTICLE X
                          OBLIGATIONS OF THE EXECUTIVE

         10.1     Confidentiality.

                  (a) The Executive recognizes, by the virtue of the Executive's employment with the Company, that the Executive will have access to certain information relating to the Company. The Executive agrees that this information is a valuable asset of the Company, and that use or knowledge of this information by others would harm the Company. Therefore, the Executive covenants and agrees that the Executive will not at any time during the Agreement Term or for a period of one (1) year after the Executive's Termination Date, reveal to any person or entity any of the trade secrets or confidential information concerning the organization, business or finances of the Company or of any third party which the Company is under an obligation to keep confidential, except as may be required in the ordinary course of performing the Executive's duties as an employee of the Company, and the Executive shall keep secret such trade secrets and confidential information and shall not use or attempt to use any such secrets or information in any manner which is designed to injure or cause loss to the

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Company. Trade secrets or confidential information shall include, but not be limited to, the Company's financial statements and projections, expansion proposals, customer lists and details of its Internet web site or business relationships with banks, lenders and other parties not otherwise publicly available.

                  (b) Further, the Executive agrees that during the Agreement Term the Executive shall not make, use or permit to be used any notes, memoranda, reports, lists, records, drawings, sketches, specifications, software programs, data, documentation or other materials of any nature relating to any matter within the scope of the business of the Company or concerning any of its dealings or affairs otherwise than for the benefit of the Company. The Executive further agrees that the Executive shall not, for a period of one (1) year after the Executive's Termination Date, use or permit to be used any such notes, memoranda, reports, lists, records, drawings, sketches, specifications, software programs, data, documentation or other materials, it being agreed that all of the foregoing shall be and remain the sole and exclusive property of the Company and that immediately upon the termination of the Executive's employment, the Executive shall deliver all of the foregoing, and all copies thereof, to the Company, at its main office, at the Company's expense.

         10.2     Non-Hire.

                  (a) The Executive agrees that for a period of one (1) year after the Executive's Termination Date, the Executive will not hire or otherwise employ or retain, or knowingly permit (to the extent reasonably within the Executive's control) any other entity or business which employs the Executive or in which the Executive has any ownership interest or is otherwise involved to hire or otherwise employ or retain, any person who was employed by the Company as of the Executive's Termination Date.

         10.3     Enforcement.

                  (a) The Executive acknowledges that monetary damages will not be an adequate remedy for the Company in the event of a breach of this
Article X, and that it would be impossible for the Company to measure damages in the event of such a breach. Therefore, the Executive agrees that, in addition to other rights that the Company may have, the Company is entitled to an injunction preventing the Executive from any breach of this Article X.

                  (b) The obligations of the Executive under this Article X shall survive the termination of the Executive's employment for the periods specified herein, regardless of the reasons or method of termination. The existence of any claim or cause of action that the Executive may have against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of these obligations.

                  (c) The restrictions in this Article X, to the extent applicable, shall be in addition to any restrictions imposed upon the Executive by statute or at common law.

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                  (d)      The parties hereby acknowledge that the restrictions
in this Article X have been agreed to by the parties hereto and are limited only to those restrictions reasonably necessary to protect the Company from unfair competition. The parties hereby agree that if the scope or enforceability of any provision, paragraph or subparagraph of this Article X is an any way disputed at any time, and should a court find that such restrictions are overly broad, the court may modify and enforce the covenant to the extent that it believes to be reasonable under the circumstances. Each provision, paragraph and subparagraph of this Article X is separable from every other provision, paragraph and subparagraph and constitutes a separate and distinct covenant.

                                   ARTICLE XI
                                  MISCELLANEOUS

         11.1 No Assignment. The Executive's rights under this Agreement may not be assigned or transferred in whole or in part, except that the personal representative of the Executive's estate will receive any amounts payable under this Agreement after the death of the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

         11.2 Successors. The rights and obligations of the Company under this Agreement will inure to the benefit of and will be binding upon the successors and assigns of the Company. Before or upon a Change in Control, the Company shall obtain the agreement of the surviving or acquiring corporation that it will succeed to the Company's rights and obligations under this Agreement.

         11.3 Rights Under the Agreement. The right to receive benefits under the Agreement will not give the Executive any proprietary interest in the Company or any of its assets. Benefits under the Agreement will be payable from the general assets of the Company, and there will be no required funding of amounts that may become payable under the Agreement, except to the extent otherwise provided under the terms of the Plans or Welfare Plans. The Executive will for purposes of this Agreement be a general creditor of the Company. The interest of the Executive under the Agreement cannot be assigned, anticipated, sold, encumbered or pledged and will not be subject to the claims of the Executive's creditors.

         11.4 Notice. For purposes of this Agreement, notices and all other communications must be in writing and are effective when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the Executive or his personal representative at his last known address. All notices to the Company must be directed to the attention of the Corporate Secretary with a copy to the General Counsel. Such other addresses may be used as either party may have furnished to the other in writing. Notices of change of address are effective only upon receipt.

         11.5 Miscellaneous. This instrument contains the entire agreement of the parties. To the extent not governed by federal law, this Agreement will be construed in accordance with the laws of the State of Delaware, without reference to its conflict of laws rules. No provisions of this Agreement may be modified, waived or discharged

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unless such waiver, modification or discharge is agreed to in writing and the writing is signed by the Executive and the Company. A waiver of any breach of or compliance with any provision or condition of this Agreement is not a waiver of similar or dissimilar provisions or conditions. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement.

         11.6 Tax Withholding. The Company may withhold from any amounts payable under this Agreement any federal, state or local taxes that are required to be withheld pursuant to any applicable law or regulation.

                                    * * * * *

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IN WITNESS WHEREOF, the Executive and the Company have executed this Agreement as of the date first above written.

                                        LENDINGTREE, INC.

                                        By: ___________________________________
                                            Douglas R. Lebda
                                            Chief Executive Officer



                                        _______________________________________
                                        Eric Cunliffe

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